Exhibit 21.1
Kraton Performance Polymers, Inc.
List of Significant Subsidiaries as of December 31, 2014 (1)

Jurisdiction of Organization
KRATON Polymers do Brasil Industria E Comercio de Produtos Petroquimicos Ltda.	Brazil
KRATON Polymers U.S. LLC	Delaware
KRATON Polymers Holdings B.V.	Netherlands
KRATON Polymers Nederland B.V.	Netherlands
KRATON Polymers LLC	Delaware
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(1)	Listing includes only doing business names and does not include trade names.